EXHIBIT 99.3

MAGNUS INTERNATIONAL RESOURCES, INC. RELEASES CORPORATE UPDATE – PRIMARILY ON COMPREHENSIVE SOIL SAMPLING AND GEOCHEMICAL ANALYSIS PROGRAM AT HUIDONG

Vancouver, BC – March 6, 2005 - Magnus International Resources Inc. ("Magnus") (“the Company”) (OTCBB: MGNU) is pleased to provide the following corporate updates in relation to the following developments:

  An update in relation to the comprehensive soil sampling and geochemical analysis program currently underway on one of Magnus’ China properties, at Huidong in Sichuan Province;
  Updates in relation to other Magnus properties; and
  An update in relation to Magnus personnel, and some other general matters.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties in China, focusing primarily on gold and copper.  Magnus currently retains a 90% interest in various Chinese properties through joint venture agreements with China Yunnan Province Nuclear Industry Brigade 209 ("Team 209").

1.         Huidong Property Update

Huidong is a gold-copper prospect in Sichuan Province immediately northwest of, and on trend with Southwestern Resources’ Boka Gold Project.

Based on recent drilling results at Boka as well as other evidence, Southwestern geologists believe that Boka “has the potential to host a very large, world-class gold deposit or group of deposits”. In turn, there are numerous geological similarities between Boka and the Magnus Huidong property.

Magnus and Team 209 have entered into an agreement to jointly explore an area of 82.39 square km at Huidong with the possibility of increasing the joint venture area to include adjoining properties.

The Magnus website, at www.magnusresources.com, will be launched on Monday March 7, 2005. For a full version of the above report, with diagrams, please refer to the front page of the website, click on “Magnus has received preliminary results from its comprehensive geochemical program at Huidong” then click on “Click here to download the full Magnus geochemistry report with diagrams”. Alternatively, go directly to the following hyperlink:

http://www.magnusresources.com/_content/Magnus%20International%20Preliminary%20Geochemistry%20March%204.pdf

Huidong Exploration Program

Magnus and Team 209 are conducting a comprehensive gold and copper exploration program on the Huidong property under the expert direction of AMEC, a leading global provider of mining expertise and services. The goal of the program is to define the extent of the gold and copper anomalies in the area. The program is well underway. It includes a two-stage geochemical soil and rock sampling program, and geological mapping and surveying to define targets for follow-up trenching, tunneling and drilling. Also, there are at least 65 small-scale peasant mining tunnels throughout Huidong. These tunnels will be used to generate significant rock sample analyses. These Huidong exploration strategies are the same as many strategies used at the Boka Gold Project. Magnus is also using satellite imagery to attempt to identify high-grade mineralized structures and zones by comparing the Huidong property with images of the gold mineralization zones at Boka. This imagery aids in mapping fault patterns and identifying key zones of gold and copper-related hydrothermal alteration at both Boka and Huidong. It is anticipated that geophysical surveys may also be employed.

Property-wide soil and rock sampling has been conducted, comprising more than 7,282 samples on a 250m x 50m grid (high-density program) and 2,326 samples on a 750m x 100m grid (low-density program). Only half of the high-density program will initially be analyzed on a 250m x 100m grid. All of the samples were prepared for analysis at the Yunnan Province Central Laboratory (YPCL) in Kunming, China. YPCL has been inspected by AMEC and is also used by Southwestern Resources. The high-density program is initially being analyzed at the YPCL lab for gold, copper, and three other elements, and these results are being received by Magnus at the rate of approximately 200 per day.  As of March 4, 2005 approximately 12 % of the high density samples had been analyzed and were known by Magnus.  It is expected that all of the high density sample results will be received by the end of March.  The low-density program has been analyzed for 36 elements at ACME Analytical labs in Vancouver, BC. Based on the low density survey results (complete), and the high density results that are in hand, the company’s geoscientific staff (Dr. Paul Taufen and Geological Team 209 of China) have released the following preliminary report:

Huidong Concession Geochemical Survey - Preliminary Results

By Dr. Paul Taufen, March 4, 2005

Two parallel soil geochemistry sampling surveys have been completed at the Huidong concession since November, 2004.  A preliminary survey was completed at a line spacing of 750 meters and a sample spacing of 100 meters along both NS and EW survey lines.

A total of 2,326 sites were sampled in the low density survey.  Duplicate samples were collected systematically throughout the sampled area.  Samples were prepared at the YPCL laboratory in Kunming where standards and blanks were inserted into the pulp numbering system sequence.  Original soils, field duplicates, standards and blanks then were all shipped to Acme Analytical Laboratories in Vancouver for analysis of 30 gram soil aliquots for Au plus 35 trace elements.

North - South soil sampling lines were completed across the entire Huidong property as part of the “High Density” program.  The program sampled 7,282 soil sites, and duplicate samples were systematically collected as part of the survey protocol.  Analysis of these soils for Au, Cu, As, Hg, and Ag is underway and is being completed at the modern Yunnan Province Central Laboratory in Kunming.

As of March 4, 2005, 1069 selected infill soils have been analyzed covering approximately the western 1/3 of the Huidong Concession.

Quality Control and Information Integrity

Field duplicates, blanks, and standards all were numbered with routine sample numbers and submitted “blind” to Acme Analytical Laboratories for systematic analysis of low level Au and 35 trace elements.  An internal laboratory materials standard also was systematically analyzed for Au and 35 trace elements throughout the survey sequence of samples.  In addition, prepared pulp splits were routinely and systematically separated from original pulps and analyzed for Au plus 35 elements as replicate control samples.

The greatest source of statistical error associated with exploration geochemistry surveys is sampling error, and the sampling error of the low density survey is indicated by scatterplots of original versus duplicate samples.  Analysis and plotting of fifty duplicate pairs of composite soils demonstrates that statistical error associated with composite soil sampling is low and well within acceptable tolerance limits.

Blind standards and blanks, laboratory standards, and laboratory replicates all demonstrated very good analytical quality and high information integrity associated with Au and multi-element results from the geochemical survey.

Preliminary Geochemical Survey Results

Soil analysis results from the low density survey were compiled and treated statistically to identify numerical distributions of element concentrations and groupings or clusters of element combinations that could be associated with rock types, rock alteration features associated with mineralization, and Au mineralization itself.  Analysis of samples from the high density survey is not yet completed although results are being communicated regularly from the Kunming YPCL laboratory.

Details of the data analysis, results from factor analysis, and displays of more detailed findings are in the process of being generated.

With results in hand from the low density survey, additional evidence for the regional fault zones interpreted from LandSat imagery is available.  A strong multi-element statistical factor containing Cr-V-Ti-K-Na explains the most variance in the soil geochemistry data and appears to correspond to a distinct rock unit near the eastern edge of the Huidong concession.  A very distinctive feature of this feature is a sharp, linear western edge which is interpreted as a fault contact between different rock formations.  The sharp western edge of this feature corresponds closely with the interpreted LandSat fault structure extending north from Boka.

Gold concentrations are found in soil from a combination of the 750m x 100m low density soil Au data and available Au soil analyses from the high density 250m x 50m survey.  Strong, coherent soil Au anomalies are found in at least 4 large clusters at Huidong, and are apparent even at the relatively open sample line spacing of 750 meters. Gold concentrations up to 849 ppb Au were identified in the low density survey.   It is apparent that large areas of anomalous Au occur in soils on the Huidong concession.

Strong trace element support for alteration systems associated with soil Au anomaly features is provided by elevated soil As (arsenic) concentrations spatially associated with high Au in soils.

Open soil Au anomaly features intersect the edges of the Huidong concession boundary, and applications for concession areas covering these open anomalies are in progress.

Conclusions

The two parallel regional soil geochemistry surveys completed at the Huidong concession display a high standard of quality and integrity in the sampling, sample preparation, and analysis aspects of the program.  The survey results should be considered robust and repeatable.

Gold results indicate large areas of elevated gold concentrations in soils at concentration levels that compare very favorably with the known soil Au concentrations associated with Au mineralization at Boka. The gold in soil anomalies at Huidong are spatially associated with elevated concentrations of As and Bi (bismuth), elements known to occur with Au in mineralized rock at the Boka Au system

Large soil Au anomaly features evident in the low density soil survey are becoming better defined as Au analysis results from the high density survey become available.

The Magnus website, at www.magnusresources.com, will be launched on Monday March 7, 2005. For a full version of the above report, with diagrams, please refer to the front page of the website, click on “Magnus has received preliminary results from its comprehensive geochemical program at Huidong” then click on “Click here to download the full Magnus geochemistry report with diagrams”. Alternatively, go directly to the following hyperlink:

http://www.magnusresources.com/_content/Magnus%20International%20Preliminary%20Geochemistry%20March%204.pdf

Once all sampling results have been analyzed, the company expects to receive a full AMEC geological report, including the identification of potential anomalous gold trends or patterns, in April of 2005.

It is anticipated that at least 3,000 cubic meters of trenches will be constructed across the best soil geochemical anomalies to obtain better rock exposures for sampling and more detailed mapping. Gold zones further defined by trenching and rock sampling will be targeted for drilling in 2005. Tunneling in less accessible areas will further define and sample gold mineralized zones. Team 209 has recently purchased two new western-manufactured drill rigs, and has indicated that it will make them available for use at the Huidong property.

2.         Updates in relation to other Magnus properties and future acquisitions and other general matters

Luquan Property

The 44.02 sq. km Luquan Property, also held by Magnus under the same joint venture that holds Huidong, is located approximately 40 km west of Boka and approximately 30 km southwest of the Huidong property.  The terrain is very similar to that of the Huidong and Boka properties.

Information on the extent of mineralization at the Luquan Property is currently limited. Magnus is having reports on work done to date translated into English and analyzed by its geological consultants. The Company will report on their findings at the earliest opportunity.  Based on similarities to Huidong and Boka, Magnus is optimistic about prospects for Luquan exploration.

Xintaizi Property

On December 2, 2004, Mr. Rongjin Yang of Team 209 entered into an agreement, on behalf of Magnus, to purchase Kangding Kangma Mining Ltd. (“Kangding”), of Sichuan Province, China, which owns a mining license for approximately 3 square kilometers in Sichuan Province known as the Xintaizi mining area (“Xintaizi”).  Under the agreement to purchase Kangding, Mr. Yang is to pay, on behalf of Magnus, with funds advanced by Magnus, 2,100,000 RMB (approximately $253,725 US dollars on December 2, 2004) to the vendor.  Six hundred thousand (600,000) RMB has been paid to the vendor, with the remaining 1,500,000 RMB due on the day the transfer of the mining license is successfully registered and effected under Chinese law.

The property is located at Kongyo Villiage, Kangding County, in Sichuan Province.  Geologically, the property is located at the inter-contact belt between the Cuanxi altiplano and Sichuan basins.  It is at the Western limb of the Yangzizhunditai and the Northern end of the Kangdiandi axis.  The elevation is 1900 to 3200 meters, and the property is a five hour drive from Chengdu City.

The mining license covers a 3.0877 square km mining area, with a current production capacity of 10,000 tons per year.  The effective period of the license is December 1, 2003 to December 1, 2006, but this can be renewed.  The property has no actual mining facilities, but there has been tunneling and sampling conducted by local geologists and Team 209.

The Company is currently in the process of having the equitable interests in Kangding transferred to Magnus and Team 209, in proportions of 90% and 10% respectively.  Once this transfer has been completed, Magnus and Team 209 will attempt to form a new Joint Venture company called Long Teng Kangding Mining Ltd., and submit all necessary approvals to the Chinese government.  This process is anticipated to be completed by the late summer of 2005.

Qilian Property

Magnus has signed a preliminary joint venture agreement with Team 209 on the Qilian property.  In the near future, Magnus anticipates that this preliminary joint venture will formalize.

Qilian is a 200 square km property located in Qinghai province in western China. The project is situated in an under explored, richly mineralized region about 285 kilometers west of the provincial capital city of Xining.

The Qilian region had for many years been a restricted military zone because of its role in China’s space program and, as a result, was off limits to mineral exploration and development from 1950 to 2000. The largely unexplored region includes the Donggou Copper Deposit, near the Qilian Project, where recent small-scale mining by local miners in tunnel complexes has revealed the presence of high-grade copper and favorable gold values.

Regional Geology

The Qilian Project lies within a major tectonic zone of parallel, northwest trending faults and fractures.  Rocks in the mine area are strongly fractured, creating a favorable environment for the emplacement of copper and gold mineralization.  Abundant quartz calcite veins are common near the Donggou mine tunnels and especially in the more copper-rich zones in the upper mine tunnel.  Mineralization is hosted by shear zones related to the strong, northwest-trending tectonic forces that shaped the region’s geology.

Evidence of placer gold mining, i.e. small pits and rock piles, is also common along the rivers banks and streams channels that drain the area. Unpublished reports of several nearby gold, lead-zinc and copper mines offer further evidence of the mineral potential of the area.

Mining History

Small-scale mining is underway by a group of local miners at the Donggou Deposit on a 0.57 square kilometer mining lease near the Qilian Project area. Construction of a 150 ton/day mill was completed in 2002. Mineralized rock from the two tunnels, now a combined length of about 1740 meters, is trucked 16 kilometers down the mountain to a mill that is situated between the towns of Qilian and Donggou. Here, it is crushed and recovered by floatation to produce a copper concentrate.

Samples collected on behalf of Magnus from the Donggou Copper Deposit’s two mine tunnels returned values as high as 14.9% copper and 2.57 grams per tone of gold. Although not part of the joint venture agreement, the presence of the Dongguo deposit is indicative of the mineral potential in the area.  Magnus will concentrate their early exploration program in search of similar areas of copper and gold mineralization.

There are also reports of several nearby lead-zinc discoveries, further attesting to the favorable geology of the region. Moreover, the presence of abundant placer gold in the streams and rivers that drain the area also point to its potential for impressive polymetallic discoveries.

A preliminary investigation of the Donggou Deposit suggests it bears some similarities to the porphyry related, gold rich-skarn Fortitude Deposit of central Nevada.  Reserves at Fortitude in 1987, shortly after its discovery, were stated to be 6.7 million tonnes of 8.02 grams per tonne of gold.

Exploration

Magnus and its partner, Team 209, intend to conduct a systematic exploration program at the Qilian Project in 2005. Its initial focus will be on exploration for Donggou-like deposits. The program will consist of sampling of mineralized outcroppings, surface geological mapping and trenching. Also, ground based geophysical surveys and airborne reconnaissance, including the use of satellite imagery, will be used to identify similar mineralized zones within the project area.

Magnus may earn up to a 90% interest in this project by expending a total of US $3 million on exploration and development over a 36 month term. Under the terms of the yet to be finalized agreement, Team 209 will retain a 10% carried interest.

3.         UPDATE IN RELATION TO MAGNUS PERSONNEL and other general matters

Magnus is pleased to announce that Dr. Paul Taufen, who has been a geological consultant for the Company through AMEC to date, has agreed to work directly with Magnus and on a permanent basis in contributing to the development of Magnus’ properties. Magnus will retain its consulting relationship with AMEC and continue to receive their expert guidance, but will now also have a direct working relationship with one of the industry’s top managing geochemists.

Paul Taufen has been consulting with the company, through AMEC, since November of 2004.  He has over thirty years of domestic (North American) and international experience in minerals exploration geochemistry both in the employ of major international mining companies and as an independent consultant.  He is the founder of Geochemistry Solutions, LLC, which provides innovative and focused solutions to the mining industry in modem exploration techniques, QA/QC, and environmental areas, specializing in both traditional and unconventional geochemical exploration and in resolving environmental water quality issues. Previously to that, he spent 15 years with Western Mining Corporation (WMC), in Melbourne Australia, where he acted as Chief Geochemist – Global exploration, and Chief Geochemist - Americas.  He also acted as Chief Geochemist for British Petroleum Minerals in Brazil from 1983 to 1987, coordinating all geochemical surveys, analysis, and reporting works in Brazil for BP Minerals.  Throughout his career, Dr. Taufen has been involved in numerous mineral deposit discoveries and ongoing mining production development plans.  Dr. Taufen has a Ph.D. in Aqueous Geochemistry from the Colorado School of Mines; an M.Sc. in Geochemistry from the Colorado School of Mines; a BS in Chemistry from Georgetown University, Washington D.C.; and a GLG Executive Excellence Senior Management Program certification.  Dr. Taufen also has language abilities in English, Portuguese, Spanish, German, and French.

Magnus is also pleased to announce that its most recent private placement has closed. Overall, the company sold 7.8 million units at US$0.50 per unit, raising US$3.9 million for the company.  Each unit consisted of one common share in the company, one warrant exercisable at US$1.00, and one piggy-back warrant exercisable at US$2.00.  Piggy back warrants may only be exercised if underlying warrants are exercised, and the expiry dates for the warrants and piggy back warrants are July 31, 2005, and January 9, 2006 respectively.  If all warrants are exercised, the company would receive another US$23.4 million. In the near-term, it is the Company’s intention to raise a further US$1.25 million at US$1 per unit with a unit, consisting of one common share in the Company and one-half share purchase warrant exercisable at US$2.00.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.

Investor Relations

1-888-888-1494 or (604) 694-1432 outside of North America

info@magnusresources.com

www.magnusresources.com